SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 28, 2005

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2975 Stender Way, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

(408) 727-6116

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On April 28, 2005, the board of directors of Integrated Device Technology, Inc. (the “Company”), approved an Incentive Compensation Plan (“Incentive Compensation Plan”) in which the Company’s executive officers (including the Chief Executive Officer) are eligible to participate. The Incentive Compensation Plan provides for certain cash incentive compensation for the Company’s eligible employees for the achievement of certain individual, unit and Company-wide performance goals. The Incentive Compensation Plan is effective as of the Company’s fiscal year 2006. The Incentive Compensation Plan was established to align employee goals and efforts with the Company’s goals and direction. The Incentive Compensation Plan is intended to encourage outstanding performance, share the benefits of successful Company performance with eligible employees, enhance teamwork and support a consistent process for establishing, measuring and rewarding performance.

Description of Incentive Compensation Plan

Individual Incentive Targets. The compensation committee of the board of directors (the “Compensation Committee”) sets the individual incentive target for the Chief Executive Officer and approves the recommendations of the Chief Executive Officer of the individual incentive targets for all other eligible employees, expressed as a percentage of such eligible employee’s base salary. The individual incentive target is established considering such eligible employee’s job role and function and competitive benchmarks. The individual incentive target may be adjusted at the discretion of the Company due to changes in these considerations.

Unit Performance Targets. At the beginning of the Company’s fiscal year, each business unit of the Company will set objectives approved by the Company’s Chief Executive Officer and Chief Financial Officer. The objectives of the Chief Financial Officer are approved by the Chief Executive Officer. The Chief Executive Officer’s objectives are approved by the Compensation Committee. After the end of the fiscal year the level of actual unit achievement will be measured against each objective to determine an achievement factor for each such objective. Each objective that is met by the unit will receive a 100% achievement factor. The average achievement level of all unit objectives represents the unit achievement factor. A unit must reach a minimum threshold of 50% of its unit achievement factor to be eligible for an incentive payout. The maximum unit achievement factor is 125%.

Company-Wide Performance. The Compensation Committee approves specific threshold, target and maximum performance values for Company-wide performance based on the Company’s non-GAAP earnings per share (“EPS”). A payout scale will be developed based on these threshold, target and maximum EPS values set by the Compensation Committee. The scale will have specific achievement levels assigned to each EPS value, with the level of the Company’s achievement of the target EPS value resulting in an achievement factor expressed as a percentage. If the Company does not meet the minimum EPS value, a 0% EPS achievement factor is applied. If the Company meets the minimum EPS value, a threshold 50% EPS achievement factor is applied. If the Company meets the target EPS value, the target 110% EPS achievement factor is applied. The maximum EPS achievement factor is 200%.

Calculation of Actual Incentive Payout. The actual incentive payout for each eligible employee is calculated by multiplying the individual incentive target by such eligible employee’s

2

base salary (“Target Incentive Amount”). The Target Incentive Amount is then multiplied by the unit achievement factor (“Unit Incentive Amount”). The Unit Incentive Amount is then multiplied by the EPS achievement factor (“Actual Incentive Payout”). If the unit achievement factor is 0%, there will be no actual incentive payout. If the EPS achievement factor is 0% (i.e. the Company does not meet the minimum EPS value), there will be no Actual Incentive Payout, unless the unit achievement factor is greater than 100%, in which case the eligible employee may still be eligible for an Actual Incentive Payout, subject to Compensation Committee approval. Cash bonuses to individuals may be modified in certain circumstances by the Compensation Committee or Company management in order to reflect individual performance.

The Compensation Committee will administer and make all determinations under the Incentive Compensation Plan.

In addition, on April 28, 2005, the Compensation Committee recommended and the board of directors approved annual cash bonus awards earned during fiscal year 2005 for certain executive officers and other key employees under the Company’s bonus policy effective during fiscal year 2005. The bonus amounts were determined by the Chief Executive Officer and approved by the Compensation Committee, based on the operating income of the Company and each such employee’s individual performance in fiscal year 2005. Under the bonus policy, the Company will pay a cash bonus award to the Company’s named executive officers as follows: Gregory S. Lang ($83,300), Clyde R. Hosein ($38,080), Chuen-Der Lien ($33,320), Mike Hunter ($33,320), Jimmy J. M. Lee ($33,320) and Daryn Lau ($17,453).

The Company intends to provide additional information regarding the compensation awarded to the named executive officers for the 2005 fiscal year in the Company’s proxy statement for the 2005 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in July 2005.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2005

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein
Vice President and Chief Financial Officer (duly authorized officer)

4